Exhibit 99.2

ProPetro Announces New Appointment to Board of Directors

MIDLAND, Texas, December 21, 2020 – ProPetro Holding Corp. (“ProPetro” or the “Company”) (NYSE: PUMP) today announced that it has appointed G. Larry Lawrence to its Board of Directors (the “Board”) effective December 17, 2020. Mr. Lawrence is an oilfield business leader with extensive experience across finance, accounting and operations. He brings an extensive accounting background along with decades of experience in the energy industry.

“We are excited about the future of ProPetro with the addition of Larry as an independent Director,” said Phillip Gobe, Chief Executive Officer of the Company. “His experience as a director and financial acumen will strengthen key functions at ProPetro, and his appointment demonstrates our commitment to strong governance principles.”

“I am honored to join ProPetro’s Board and look forward to contributing to the Board’s governance and oversight initiatives. In addition, I look forward to the opportunity to support a premier service provider operating in the premier oil-producing Permian Basin,” said Mr. Lawrence.

About G. Larry Lawrence

Mr. Lawrence previously served as Audit Committee Chair of Legacy Reserves, LLP’s Board of Directors, a role he held from 2006 to 2019. Mr. Lawrence previously served as Chief Financial Officer of Natural Gas Services Group for nine years, as Chief Financial Officer for Lynx Operating Co. Inc. for three years and as Chief Financial Officer for Pure Resources, Inc. for two years. He has also held finance and management consulting positions for Parson Group, ARCO and Crescent Consulting. Mr. Lawrence earned his bachelor’s degree with an accounting major from Dillard University in New Orleans.

About ProPetro

ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information visit www.propetroservices.com.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012

Chief Strategy and Administrative Officer

sam.sledge@propetroservices.com